                                                                EXHIBIT 99(e)(2)



                            FEE LIMITATION AGREEMENT

         THIS AGREEMENT is made as of the 29th day of October 2007, between Quasar Distributors, LLC (the "Distributor) and First American Investment Funds, Inc. ("FAIF").

         WHEREAS, FAIF is comprised of multiple investment portfolios (each a "Fund" and, collectively, the "Funds"), each of which offers one or more classes of shares; and

         WHEREAS, the Distributor acts as the principal underwriter of the Funds' shares, pursuant to a Distribution Agreement dated July 1, 2007 between the Distributor and FAIF (the "Distribution Agreement"); and

         WHEREAS, the Distributor is entitled, under the Distribution Agreement, to receive Rule 12b-1 fees on Class A shares of the Funds for services provided thereunder; and

         WHEREAS, the Distributor has been voluntarily limiting its Rule 12b-1 fees for certain share classes of certain Funds; and

         WHEREAS, the Distributor wishes to contractually commit to limit its Rule 12b-1 fees for certain share classes of certain Funds through October 31, 2008; and

         WHEREAS, it is in the interests of both the Distributor and the shareholders of the Funds to limit Rule 12b-1 fees as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Distributor will limit its Rule 12b-1 fees for certain classes of certain Funds, as set forth in Exhibit A hereto. The Distributor agrees that it may not be reimbursed by FAIF for the fees waived by the Distributor under the terms of this agreement. The Distributor agrees to continue the foregoing fee limits through October 31, 2008. Thereafter, any such limitation may be changed upon prior notice to FAIF's Board of Directors.

         IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

QUASAR DISTRIBUTORS, LLC                  FIRST AMERICAN INVESTMENT
                                          FUNDS, INC.



By:  /s/ James R. Schoenike               By:  /s/ Charles D. Gariboldi, Jr.
     ----------------------------------        -----------------------------
Name:  James R. Schoenike                 Name: Charles D. Gariboldi, Jr.
Title: President                          Title: Treasurer





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                                    EXHIBIT A

                                                              RULE 12B-1 FEE LIMITATION
                                                              (MAXIMUM ANNUAL FEE AS A
                                                              PERCENTAGE OF AVERAGE DAILY NET ASSETS)

SHORT & INTERMEDIATE TAX FREE BOND FUNDS
California Intermediate Tax Free -- Class A Shares            0.15%
Colorado Intermediate Tax Free -- Class A Shares              0.15%
Intermediate Tax Free -- Class A Shares                       0.15%
Minnesota Intermediate Tax Free -- Class A Shares             0.15%
Oregon Intermediate Tax Free -- Class A Shares                0.15%
Short Tax Free -- Class A Shares                              0.15%

BOND FUNDS
Intermediate Government Bond -- Class A Shares                0.15%
Intermediate Term Bond -- Class A Shares                      0.15%
Short Term Bond -- Class A Shares                             0.15%